EXHIBIT 99.1

First Capital Bancorp, Inc. Reports Net Income of $1.3 Million for the Fourth Quarter of 2014, and 23.66% Increase in Annual Net Income Available to Common Stockholders Over 2013

GLEN ALLEN, Va., Jan. 29, 2015 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc. (the "Company") (Nasdaq:FCVA), parent company to First Capital Bank (the "Bank"), reported today its financial results for the fourth quarter and year ended December 31, 2014.

Earnings

For the three months ended December 31, 2014, the Company's net income available to common stockholders was $1.3 million, or $0.08 per diluted share, compared to net income available to common stockholders of $916 thousand, or $0.06 per diluted share, for the same period in 2013. This represents an increase of $335 thousand, or 36.57%, in net income available to common stockholders for the fourth quarter of 2014 compared to the fourth quarter of 2013.

For the year ended December 31, 2014, the Company's net income available to common shareholders was $4.4 million, or $0.29 per diluted share, compared to net income available to common shareholders of $3.5 million, or $0.25 per diluted share, for the same period in 2013. This represents an increase in net income available to common stockholders of $835 thousand, or 23.66%, over the year ended December 31, 2013.

Factors contributing to the increase in net income available to common stockholders, described above, for the quarter ended December 31, 2014 are as follows:

  Net interest income improved to $5.0 million for the fourth quarter of 2014, compared to $4.8 million in the fourth quarter of 2013, an increase of $279 thousand or 5.87%.
  The increase in net interest income was somewhat offset by a decrease in non interest income. Non interest income was $443 thousand for the fourth quarter of 2014 compared to $597 thousand for the fourth quarter of 2013, a decrease of $154 thousand or 25.80%.
  The net interest margin was 3.58% for the quarter ended December 31, 2014, compared to 3.72% for the quarter ended December 31, 2013, a 14 basis point decrease. This decrease was driven by continued market pressure on loan yield as well as decreases in the investments portfolio yield because the duration of the portfolio has been intentionally shortened to be better positioned for rising interest rates.
  Noninterest expense decreased to $3.6 million in the quarter ended December 31, 2014 compared to $4.1 million in the same period of 2013, a $490 thousand or 11.95% decrease.

Factors contributing to the increase in net income available for common stockholders, described above, for the year ended December 31, 2014 are as follows:

  Net interest income improved to $19.4 million for the year ended December 31, 2014, compared to $18.0 million for the year ended December 31, 2013, an increase of $1.4 million or 7.87%.
  The increase in net interest income was somewhat offset by a decrease in noninterest income. Noninterest income was $1.8 million for the year ended December 31, 2014 compared to $2.4 million in 2013, a decrease of $580 thousand or 24.15%.
  The net interest margin was 3.60% for the year ended December 31, 2014, compared to 3.64% for the year ended December 31, 2013, a 4 basis point decrease. This decrease was driven by continued market pressure on loan yield as well as decreases in the investments portfolio yield because the duration of the portfolio has been intentionally shortened to be better positioned for rising interest rates.
  Noninterest expense was essentially the same in 2014 as it was in 2013, with only a slight increase of less than 1% year over year.

Growth

At December 31, 2014, total assets were $598.5 million, compared to $547.9 million at December 31, 2013, a $50.6 million or 9.25% increase. This growth is primarily attributable to the Bank's increased commitment and visibility in the local marketplace and the continued improvement in the market area's economic stability. For the year ended December 31, 2014, loan growth, net of the allowance, was $50.6 million, or an increase of 11.96% over the December 31, 2013 balance of $423.2 million.

Gross loans at December 31, 2014, were $481.8 million compared to $431.3 million at December 31, 2013, a $50.5 million or 11.71% increase. The Bank continued to see loan demand in the market as the economy and consumer confidence improved.

Total deposits at December 31, 2014, were $479.5 million, an increase of $23.5 million or 5.16%, from $456.0 million at December 31, 2013. Non-interest bearing deposits increased to $70.8 million compared to $67.7 million at December 31, 2013, an increase of $3.1 million or 4.54%. Core demand deposit accounts were $97.2 million at December 31, 2014 compared to $83.1 million at December 31, 2013, an increase of $14.1 million or 16.98%.

Asset Quality

The allowance for loan losses was $7.9 million or 1.63% of total loans at December 31, 2014, compared to $8.2 million or 1.89% of total loans at December 31, 2013.

During the quarter ended December 31, 2014, the Company had charge-offs of $111 thousand, recoveries of $82 thousand and no provision was made for loan losses.

During the year ended December 31, 2014, the Company had charge-offs of $773 thousand, recoveries of $834 thousand and a recovery of provision for loan losses of $352 thousand.

The following table reflects details related to asset quality and the allowance for loan losses:

	December 31	December 31
	2014	2013
	(Dollars in thousands)
Nonaccrual loans	$ 3,430	$ 4,467
Loans past due 90 days and accruing interest	--	--
Total nonperforming loans	3,430	4,467
Other real estate owned	1,810	2,658
Total nonperforming assets	$ 5,240	$ 7,125

Allowance for loan losses to period end loans	1.63%	1.89%
Nonperforming assets to total loans & OREO	1.09%	1.64%
Nonperforming assets to total assets	0.88%	1.30%
Allowance for loan losses to nonaccrual loans	229.56%	182.80%

	Twelve Months Ended
	December 31	December 31
	2014	2013
Allowance for loan losses
Beginning balance	$ 8,165	$ 7,269
Recovery of provision for loan losses	(352)	(186)
Net Charge offs / (Recoveries)	(61)	(1,082)
Ending balance	$ 7,874	$ 8,165

Capital

Total Risk Based Capital at December 31, 2014, was 13.53%, compared to 13.78% at December 31, 2013. Tier 1 Risk Based Capital at December 31, 2014, was 11.00%, compared to 12.34% at December 31, 2013. Additionally, tangible common equity increased to 8.30% at December 31, 2014 from 8.06% at December 31, 2013.

In a joint statement First Capital Bancorp, Inc. Managing Director and Chief Executive Officer, John Presley, and First Capital Bank President and CEO, Bob Watts, commented, "2014 was a banner year for our company; we achieved record earnings and outperformed 2013 by 23%. We saw double digit loan growth and double digit core deposit growth which positions the Company well for the future, and we are excited about the prospects. We are also pleased, as we announced last month, about our intent to pay a dividend in the second quarter of 2015."

On January 10, 2014, the Company redeemed the remaining 5,531 shares of its Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock"), for $5.6 million. The Preferred Stock paid a cumulative dividend quarterly at a rate of 5% per annum. Effective April 2014, the dividend rate would have increased to 9% per annum. The Preferred Stock was redeemable at the option of the Company subject to regulatory approval which was received in November 2013. No shares of the Preferred Stock remain outstanding.

The Company funded the redemption by executing a variable rate subordinated note for $6.5 million with a financial institution. The subordinated note, which qualifies as Tier 2 capital for regulatory purposes, carries an interest rate of 30-day Libor plus 5.00% per annum with a floor of 5.50% and a maturity of 10 years. Principal is repaid $8 thousand per month for the first 60 months and $103 thousand per month for the remaining 60 months.

During the third quarter of 2014, the Bank retired $2.0 million of subordinated debt which had an interest rate of 1.60%.

Noninterest Income

Noninterest income, including gains on sales of securities, totaled $443 thousand for the quarter ended December 31, 2014, a decrease of $154 thousand or 25.80% from $597 thousand earned in the quarter ended December 31, 2013. The primary drivers in this decrease were a decline of $69 thousand in gain on sale of loans from wholesale mortgage and a decrease of $87 thousand in gain on sale of securities.

For the year ended December 31, 2014, noninterest income, including gains on sales of securities, totaled $1.8 million, a decrease of $580 thousand or 24.15% compared to $2.4 million earned in the year ended December 31, 2013. The primary drivers in this decrease were a $743 thousand decline in gain on sale of loans from wholesale mortgage slightly offset by a $96 thousand increase in gain on sale of securities. During the first quarter of 2014, the Company closed its wholesale mortgage operation. The slowdown in the mortgage originations business coupled with the increased regulatory burden made the business difficult to sustain.

Noninterest Expense

Total noninterest expense was $3.6 million for the fourth quarter of 2014, compared to $4.1 million in the fourth quarter of 2013, a decrease of $490 thousand or 11.95%. The primary drivers of this decrease were the closure of the mortgage division in the first quarter of 2014, and acceleration of restricted stock expense incurred in the fourth quarter of 2013.

For the year ended December 31, 2014, total noninterest expense totaled $15.1 million compared to $14.9 million for the year ended December 31, 2013, a $143 thousand or 0.96% increase.

On December 22, 2014 First Capital Bancorp, Inc. announced that its Board of Directors approved an annual cash dividend policy, with the first dividend expected to be paid in the second quarter of 2015. The Board anticipates that the initial annual dividend will be $.04 per share.

John Presley, First Capital Bancorp, Inc. Chief Executive Officer, commented, "The Board's decision to initiate an annual dividend reflects our confidence in the earnings growth we are experiencing from our core business of community banking. We also expect these earnings to support the growth we have enjoyed and expect to continue."

The Board of Directors also authorized the repurchase of up to 300,000 shares of its outstanding common stock. The company intends and expects to accomplish the repurchases through open market transactions, though it could affect the repurchases through other means such as privately negotiated transactions.

About First Capital Bank:

The Bank currently operates eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Chesterfield County, in Bon Air and inside the Village at Swift Creek Kroger store.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Let's Make it Work.

First Capital Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31,
	2014	2013	2014	2013
Selected Operating Data:

Interest income	$ 6,285	$ 6,008	$ 24,532	$ 23,096
Interest expense	1,250	1,252	5,168	5,144
Net interest income	5,035	4,756	19,364	17,952
(Recovery of) provision for loan losses	--	(200)	(352)	(186)
Other noninterest income	370	437	1,397	2,073
Securities gains (losses)	73	160	425	329
Noninterest expense	3,609	4,099	15,055	14,912
Income before income tax	1,869	1,454	6,483	5,628
Income tax expense	618	452	2,095	1,754
Net income	$ 1,251	$ 1,002	$ 4,388	$ 3,874
Less: Preferred dividends	$ --	$ 86	$ 24	$ 345
Net income available to common shareholders	$ 1,251	$ 916	$ 4,364	$ 3,529
Basic net income per common share	$ 0.10	$ 0.08	$ 0.35	$ 0.29
Diluted net income per common share	$ 0.08	$ 0.06	$ 0.29	$ 0.25

	As of and for the Three Months Ended		As of and for the Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Balance Sheet Data:

Total assets	$ 598,538	$ 547,885	$ 598,538	$ 547,885
Loans, net	473,789	423,160	473,789	423,160
Deposits	479,507	455,968	479,507	455,968
Borrowings	64,638	38,548	64,638	38,548
Stockholders' equity	49,652	49,682	49,652	49,682
Book value per share	$ 3.86	$ 3.52	$ 3.86	$ 3.52
Tangible Common Equity to Assets	8.30%	8.06%	8.30%	8.06%
Total shares outstanding, in thousands	12,864	12,552	12,864	12,552

Asset Quality Ratios
Allowance for loan losses	$ 7,874	$ 8,165	$ 7,874	$ 8,165
Nonperforming assets	5,240	7,125	5,240	7,125
Net chargeoffs (recoveries)	29	226	(61)	(1,082)
Net chargeoffs (recoveries) to average loans	0.01%	0.05%	-0.01%	-0.26%
Allowance for loan losses to period end loans	1.63%	1.89%	1.64%	1.89%
Nonperforming assets to total loans & OREO	1.09%	1.64%	1.09%	1.64%

Selected Performance Ratios:
Return on average assets	0.83%	0.73%	0.76%	0.73%
Return on average equity	10.12%	8.05%	9.30%	8.05%
Net interest margin (tax equivalent basis)	3.58%	3.72%	3.60%	3.64%
CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com

         Or

         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com